Exhibit 10.1

1 North Wall Quay Dublin 1 Ireland	T +353 1 622 2000 F +353 1 622 2222

Peadar Mac Canna	Citibank Europe plc
Director	1 North Wall Quay
Trade Business Management	Dublin 1, Ireland

Tel +353 (1) 622 4567
Fax +353 (1) 622 2741
peadar.maccanna@citigroup.com

Date        17 September 2010

To:	Renaissance Reinsurance Ltd., DaVinci Reinsurance Ltd. and Glencoe Insurance Ltd. (the “Original Companies”)

FACILITY LETTER (this “Letter”)

1.	Committed letter of credit facility

1.1
Further to recent discussions, Citibank Europe plc (the “Bank”) is pleased to provide a committed letter of credit issuance facility (the “Facility”) until 31st December 2012 (the "Termination Date") to the Companies subject to the terms and conditions set out in this Letter.  Unless otherwise defined herein, capitalised terms used in this Letter are as defined in clause 14.

1.2
Subject to the Facility Limit, at any time and from time to time during the term of the Facility, one or more affiliates of RenRe Holdings may request to participate in the Facility and become a "Company" for all purposes of this Letter.  Any such affiliate shall become an Additional Company for purposes of this Letter if:

(i)           the Bank approves (in its sole discretion) the addition of such affiliate;

(ii)	such affiliate delivers to the Bank a duly completed and executed Accession Letter; and

(iii)
the Bank has received all of the Facility Documents listed in clause 3, an accession to the Facility Fee Letter duly completed and executed by such affiliate in the form required by the Facility Fee Letter and the other evidence listed in clause 4 in relation to such affiliate.

1.3
Any Company may, upon at least 5 Business Days' prior written notice to the Bank, withdraw from the Facility, and such withdrawal shall be effective as of the date on which the Bank has received payment of all amounts due and payable to the Bank by such Company (if any) under the Facility Documents to which such Company is a party and such Company has satisfied the requirements set forth in clause 2.3.

Citibank Europe plc

Directors: Aidan M Brady, Sanjeeb Chaudhuri (U.K.), Mark Fitzgerald, Bo J. Hammerich (Sweden), Brian Hayes, Mary Lambkin, Frank McCabe,
William J. Mills (USA), Terence O’Leary (U.K.), Patrick Scally, Naveed Sultan (U.K.), Christopher Teano (U.S.A.), Francesco Vanni d’Archirafi (Italy), Tony Woods.

Registered in Ireland: Registration Number 132781. Registered Office: 1 North Wall Quay, Dublin 1.
Ultimately owned by Citigroup Inc., New York, U.S.A.
Citibank Europe plc is regulated by the Financial Regulator

1.4
The parties hereto acknowledge and agree that, notwithstanding anything to the contrary contained in any Facility Document, any Company may request a Credit to be issued to support its own business or that of one of its subsidiaries, provided always that in all cases, such Company is the only counterparty of the Bank and for all purposes is the applicant of such Credit and is fully liable in relation to such Credit in accordance with the terms of the Facility Documents, including without limitation, clause 1.3 of the Master Agreement to which such Company is a party.

2.           Amount

2.1
The Facility shall be in a maximum aggregate amount of USD 300,000,000 (or the equivalent in the applicable currency) (the "Facility Limit").  The maximum aggregate amount of letters of credit that may be issued on behalf of any one Company shall be equal to the Facility Limit; provided, that, in no event shall the maximum aggregate amount of letters of credit that may be issued on behalf of all Companies collectively exceed the Facility Limit.

2.2
The Companies may, upon at least 5 Business Days' prior written notice to the Bank, terminate in whole or reduce in part the unused portion of the Facility (thereby reducing the Facility Limit); provided, that, each partial reduction shall be in an aggregate amount of USD 10,000,000 or an integral multiple of USD 1,000,000 in excess thereof.

2.3
The withdrawal from the Facility by a Company in accordance with clause 1.3 shall not reduce or otherwise affect the Facility Limit, and the Facility Limit shall continue to apply with respect to the other Companies that are still participating in the Facility following such withdrawal (if any); provided, that, no such withdrawal shall become effective unless and until:

(a)
(i)    all letters of credit ("that Company's Outstanding LCs") that have been issued and remain outstanding under this Facility and the relevant Master Agreement for the account of such withdrawing Company shall have been cancelled and returned to the Bank,

(ii)    there shall have been issued for the benefit of the Bank one or more third-party standby letters of credit supporting all of such withdrawing Company’s reimbursement obligations with respect to such Company's Outstanding LCs provided that (1) each such standby letter of credit is in a form and substance satisfactory to the Bank and issued by a bank or other financial institution acceptable to the Bank and (2) the Bank and such Company have agreed (via an amendment to the Facility Fee Letter) a utilisation fee to cover such a situation;

(iii)    such withdrawing Company places (or procures another person to place)  full cash collateral (applying the coverage principals set out in schedules 1 and 2 of the Pledge Agreement) with the Bank securing all of such withdrawing Company’s reimbursement obligations with respect to such Company's Outstanding LCs, provided the cash is placed in a bank account in the name of such Company (or, as the case may be, such other person) held with the Bank (or, at the Bank's option, Citibank N.A. London Branch or an affiliate of the Bank) and charged in favour of the Bank pursuant to such charge documentation as the Bank shall require with all formalities and other steps (including any registrations and the obtaining of any satisfactory legal opinions covering issues such as (but not limited to) corporate benefit) that the Bank may deem necessary or desirable have been taken; and

(b)	no Event of Default with respect to such Company is continuing or would result from such withdrawal.

3.           Facility Documents

Each Company shall separately enter into the following documents in relation to the Facility:

(a)	an Insurance Letters of Credit - Master Agreement in the agreed form (each, a "Master Agreement" and, collectively, the "Master Agreements");

(b)	a Pledge Agreement governed by New York law in the agreed form (each. a "Pledge Agreement" and, collectively, the "Pledge Agreements");

(c)
if it wishes to provide cash collateral security in order to pay a lower utilisation fee under the Facility Fee Letter, (i) a reinsurance deposit agreement charge over cash governed by English law (each, a "Reinsurance Deposit Agreement"), and (ii) a side letter relating to the Reinsurance Deposit Agreement and the Pledge Agreement (each a "Side Letter" and, collectively, the "Side Letters"), each in form and substance satisfactory to the Bank;

(d)	an Account Control Agreement governed by New York law in the agreed form (each, a "Account Control Agreement" and, collectively, the "Account Control Agreements");

(e)	a corporate mandate in the agreed form; and

(f)	a general communications indemnity in the agreed form.

4.           Conditions precedent

The initial Credit for the account of a Company shall not be issued until the Bank has received the documents and other evidence specified below in form and substance satisfactory to the Bank (each a “Condition Precedent”):

(a)	the enclosed duplicate of this Letter, duly executed on behalf of the Original Companies or, if applicable, an Accession Letter duly executed on behalf of such Company;

(b)	the other Facility Documents together with any document to be delivered under the Facility Documents, duly executed on behalf of such Company;

(c)
evidence that all registrations, filings and other steps necessary (other than any specifically referred to as conditions subsequent) to perfect any security interest created pursuant to the Facility Documents have been fulfilled;

(d)	wet-ink certified copies of the constitutional documents of such Company;

(e)
such other documents, information and other evidence as the Bank may reasonably require prior to the date of issuance of the Credit for the account of such Company in order to comply with the Bank’s anti-money laundering and other know-your-customer policies and procedures; and

(f)	such Company's latest annual consolidated audited financial statements (consolidated with its subsidiaries) and its latest quarterly consolidated unaudited financial statements.

5.           Utilisation requests

5.1
On and after the date on which the Conditions Precedent set forth in clause 4 have been satisfied, whenever a Company wishes the Bank to issue a Credit under the Facility, it shall submit to the Bank an Application Form in accordance with (and as defined in) the Master Agreement executed by such Company at least 3 Business Days before the proposed issue date for the Credit (which shall be a Business Day).  Provided that the applicable conditions precedent to the issuance of a Credit as set forth in clause 1 of the Master Agreement have been satisfied, and subject to clauses 5.2 and 12.2, upon receipt of such Application Form, the Bank shall, on the proposed date, issue a Credit for the account of such Company.

5.2           The Bank shall be entitled to examine each request to issue a Credit on a case-by-casebasis and shall be entitled to decline any such request without liability where:

(a)
such request would cause the Bank to be in breach of any law of any jurisdiction applicable to it (including, without limitation, any breach of sanctions imposed by the law of the United States of America); or

(b)	the tenor of the Credit is longer than 15 months (except if such Credit is an Evergreen Credit); or

(c)	the tenor of the Credit exceeds the Termination Date;

(d)
there is a failure to deposit in a pledged account held with The Bank of New York Mellon (or such other custodian satisfactory to the Bank) and/or subject to any applicable Side Letter, in a charged account held with Citibank, N.A., London branch, collateral of the type and in the amount required under the terms of the applicable Pledge Agreement and/or Reinsurance Deposit Agreement; or

(e)	there shall have occurred a Change of Control with respect to the Company requesting the issuance of such Credit.

6.           Interest

6.1
Without prejudice to a Company's obligations under clause 1.3 of its Master Agreement, such Company severally agrees to pay interest on the amount drawn by a Beneficiary under a Credit that has been issued for the account of such Company at a rate per annum of LIBOR plus 1.0% (plus Reserve Asset Costs, if any) from the date of drawing until the date of reimbursement by such Company.

6.2
Any interest accruing under this clause 6 shall be payable by the applicable Company promptly but in any event within 3 Business Days of demand by the Bank. Overdue interest shall be compounded in accordance with the usual practice of the Bank in respect of unauthorised overdrafts.

6.3           Interest due from the Companies under this Letter shall:

(a)	be calculated and accrue from day to day;

(b)	be calculated on the basis of the actual number of days elapsed and a 360 day year (or such other day count convention as is market practice for the relevant currency); and

(c)	be payable both before and after judgment.

7.           Fees

The fees that the Companies are obliged to pay to the Bank in connection with the Facility have been separately agreed between the Companies and the Bank in the Facility Fee Letter and any accession thereto entered into by an Additional Company.

8.           Representations and Warranties

On the date that it signs this Letter or an Accession Letter or an Application Form, each Company represents and warrants to the Bank as to itself by reference to the facts and circumstances then existing as follows:

(a)	It:

(i)	is duly organised, validly existing and, to the extent such concept applies, in good standing under the laws of its jurisdiction of incorporation or organisation;

(ii)
has all necessary licences, permits, consents, approvals and authorisations from or by, and has made all filings with, and given all notices to, all governmental or other authorities required for, or to enable or entitle it to enter into, and consummate the transactions contemplated by, each Facility Document to which it is a party except where the failure to do so would not have a Material Adverse Effect; and

(iii)	has the necessary corporate power to enter into and perform the obligations expressed to be assumed by it under each Facility Document to which it is a party.

(b)
The execution, delivery and performance by it of each Facility Document to which it is a party and the consummation of the transactions contemplated thereby do not contravene its constitutional documents or any law or regulation applicable to it.

(c)
Each Facility Document to which it is a party has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and (ii) the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

(d)
Such Company’s financial statements most recently delivered to the Bank pursuant to clause 9(c) or 9(d), as applicable (the “Latest Financials”), have been prepared in accordance with GAAP consistently applied (except as disclosed therein and in the case of the Latest Financials delivered pursuant to clause 9(c) of this Letter, except for the absence of footnote disclosures and subject to normal year-end adjustments) and fairly present the consolidated financial condition of such Company and its subsidiaries at the dates thereof for the periods then ended (subject, in the case of the Latest Financials delivered pursuant to clause 9(c), to normal year-end adjustments and except that footnote and schedule disclosure may be abbreviated).

(e)	Since the date of the Latest Financials, there has been no change to such Company’s financial condition which has had a Material Adverse Effect.

(f)
There is no pending or, to such Company’s knowledge, threatened action, suit, investigation, litigation or proceeding before any court, governmental agency or arbitrator that would reasonably be expected to have a Material Adverse Effect.

(g)	Each of the representations and warranties set forth in clause 2.2 of the Master Agreement to which it is a party are true and correct.

9.	Information undertakings

Each Company severally agrees that it shall:

(a)	(other than DaVinci Reinsurance Ltd.) provide the Bank with each annual 10K filing made by RenRe Holdings as soon as it is available and in any event within 95 days of RenRe Holdings’ fiscal year end;

(b)
(other than DaVinci Reinsurance Ltd.) provide the Bank with each 10Q filing made by RenRe Holdings as soon as it is available and in any event within 50 days of the end of each fiscal quarter of RenRe Holdings;

(c)
provide the Bank with a copy of such Company's unaudited balance sheet and statements of income as of the end of each fiscal quarter as soon as it is available and in any event within 60 days of the end of such fiscal quarter, all prepared in accordance with GAAP consistently applied (except as disclosed therein and except for the absence of footnote disclosures and subject to normal year-end adjustments);

(d)
provide the Bank with a copy of such Company's audited balance sheet, statements of income and changes in shareholders’ equity as of the end of each fiscal year as soon as it is available and in any event within 120 days of the end of such fiscal year, all prepared in accordance with GAAP consistently applied (except as disclosed therein);

(e)	inform the Bank promptly upon a Change of Control in relation to such Company; and

(f)
inform the Bank promptly upon an Authorized Officer of such Company becoming aware that an Event of Default has occurred or is reasonably likely to occur (excluding any Event of Default which solely relates to another Company).

10.           Indemnification

The Companies undertake to indemnify the Bank, within 5 Business Days of demand, for and against all actions, proceedings, losses, damages, charges, costs, expenses, claims and demands which the Bank may incur, pay or sustain in connection with this Letter (unless resulting from the Bank’s gross negligence or willful misconduct).

11.           Certificates

Any demand, notification or certificate issued by the Bank specifying any amount due under this Letter or any Facility Document or any determination thereof shall, in the absence of manifest error, be conclusive and binding on the Companies.

12.           Events of Default

12.1	Each of the following events shall constitute an Event of Default with respect to a Company for purposes of this Letter:

(a)	such Company fails to pay any:

(i) reimbursement obligation (including interest thereon pursuant to clause 6) in respect of a Credit under clause 1.3 of the Master Agreement to which it is a party on the applicable due date;

(ii) amount payable by it under the Facility Fee Letter within 5 Business Days of its due date; or

(iii) other amount due and payable under this Letter or any other Facility Document within 10 Business Days of its due date;

(b)
such Company fails to comply with any of its obligations under this Letter or any other Facility Document other than the applicable payment obligations referred to in paragraph (a) above, provided that, no Event of Default will occur under this clause if such Company remedies the non-compliance within 5 Business Days (or, in relation to breaches of clause 9, 30 days) after the earlier of an Authorized Officer of such Company becoming aware of the failure and the Bank notifying such Company of its non-compliance;

(c)
any representation or warranty made by such Company under this Letter or any other Facility Document shall be incorrect in any material respect when made or deemed made, provided that, no Event of Default will occur under this clause if:

(i) the events or circumstances giving rise to the misrepresentation are capable of remedy; and

(ii)    such Company remedies such events or circumstances within 5 Business Days of the earlier of an Authorized Officer of such Company becoming aware of the misrepresentation and the Bank notifying such Company of its misrepresentation; or

(d)
unless otherwise agreed in writing by the Bank, such Company fails to withdraw from the Facility in accordance with the requirements set forth in clauses 1.3 and 2.3 within 45 days after the occurrence of a Change of Control in relation to such Company.

12.2
While an Event of Default with respect to a Company is continuing, the Bank may at any time terminate the availability of the Facility with respect to such Company.  No Event of Default with respect to a Company shall affect the ability of any non-defaulting Company to request or obtain Credits under the Facility and so long as at any time there shall not have occurred and be continuing an Event of Default with respect to at least one Company, the Facility Limit shall not be reduced.

13.           Miscellaneous

13.1
The rights of the Bank under this Letter and the Facility Documents (i) may be exercised as often as necessary; (ii) are cumulative and not exclusive of its rights under the general law; and (iii) may be waived only in writing and specifically. Delay in exercising or non-exercise of any such right is not a waiver of that right.

13.2
If any provision of this Letter or any Facility Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect (i) the legality, validity or enforceability in that jurisdiction of any other provision of that document; or (ii) the legality, validity or enforceability in any other jurisdiction of that or any other provision of that document.

13.3
In no event shall the Bank be liable on any theory of liability for any special, indirect, consequential or punitive damages and the Companies hereby waive, release and agree not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its or their favour.

13.4
The Bank may set off any obligation owed by a Company to the Bank under the Facility Documents to which such Company is a party or in respect of any Credit issued on behalf of such Company (whether present or future, actual or contingent) against any obligation owed by the Bank to such Company or, with respect to the issuance of any Credit by Citibank, N.A. on behalf of such Company, any obligation owed by the Bank to Citibank, N.A., regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Bank may convert either obligation at a spot rate of exchange prevailing at the applicable time in its usual course of business for the purpose of the set-off.

13.5
The terms of this Letter may not be modified or amended unless such modification or amendment is in writing and signed by the Bank and each of the Companies.  Any waiver of any provision of this Letter shall not be effective unless in a writing signed by the waiving party.  Neither the Companies, nor, subject to clause 10 of the Master Agreements, the Bank, may assign any of their respective rights or obligations hereunder without the prior written consent of each of the parties hereto.

13.6	Clause 10 of the Master Agreements shall apply in respect of this Letter, with necessary changes.

13.7
In the event of any inconsistency between any provision contained in this Letter and any provision contained in any other Facility Document, the provision contained in this Letter shall prevail.  For the avoidance of doubt, the parties hereto agree that for so long as this Letter remains in effect, the provisions set forth in clause 1.1(i) of the Master Agreements shall be disregarded and shall be of no force or effect and that for so long as the Facility Fee Letter remains in effect, the provisions set forth in clause 1.5 of the Master Agreements shall be disregarded and shall be of no force or effect.

14.           Definitions and Interpretation

14.1
Except to the extent otherwise defined herein, capitalised terms used herein that are defined in the Facility Documents shall have the respective meanings ascribed to such terms in the Facility Documents.  Additionally, the following terms have the following meanings:

Accession Letter means a document substantially in the form set out in Schedule 1 (Form of Accession Letter);
Account Control Agreements has the meaning set forth in clause 3;
Additional Company means a company which becomes an Additional Company in accordance with clause 1.2;
Authorized Officer means, in relation to any Company, the Chief Executive Officer, Chief Operating Officer, Chief Investment Officer, Chief Accounting Officer or Treasurer of that Company;
Business Day means a day (other than a Saturday or a Sunday) on which banks are generally open in Dublin and London;
Change of Control shall be deemed to have occurred with respect to a particular Company if RenRe Holdings shall at any time cease to possess (directly or indirectly) the power to direct or cause the direction of the management and policies of such Company, whether through the ownership of voting securities, by contract or otherwise;

Company means an Original Company or an Additional Company unless it has ceased to be a Company in accordance with clauses 1.3 and 2.3;
Facility has the meaning set forth in clause 1.1;

Facility Documents means, in respect of a Company, the documents specified in clauses 3(a) through 3(f), this Letter (or an Accession Letter, if applicable), the Facility Fee Letter (or any accession thereto, if applicable), any Application Form and any other document pursuant to which a security interest, guarantee or other form of credit support is created or exists in favour of the Bank in respect of the obligations of such Company under this Letter;

Facility Fee Letter means the fee letter entered into between the parties hereto on or about the date of this Agreement as may be amended, supplemented or replaced from time to time by agreement between the parties thereto;

Facility Limit has the meaning set forth in clause 2.1;
GAAP means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination;

Letter has the meaning set forth in the preamble;
LIBOR means the overnight rate for US Dollars which appears on the screen display designated "Reuters Screen LIBOR01" on the Reuters Service (or such other screen display or service as may replace it for the purpose of displaying the relevant British Bankers' Association Interest Settlement Rates for deposits in US Dollars in the London interbank market) at or about 11.00 a.m. on the relevant day;

Master Agreement or Master Agreements has the meaning set forth in clause 3;
Material Adverse Effect means, in respect of a Company and its subsidiaries, an event or circumstance having a material adverse effect on (i) the consolidated financial condition of such Company and its subsidiaries; or (ii) the legality, validity or enforceability of any Facility Document against such Company;

Pledge Agreement or Pledge Agreements has the meaning set forth in clause 3;
Reinsurance Deposit Agreement has the meaning set forth in clause 3;
RenRe Holdings means RenaissanceRe Holdings Ltd., a company incorporated in Bermuda with registration number EC 18387;
Reserve Asset Costs means the reserve asset costs of the Bank, calculated in accordance with Schedule 2;
Side Letter or Side Letters has the meaning set forth in clause 3.
14.2         In this Letter (unless otherwise provided):

(a)	words importing the singular shall include the plural and vice versa unless the context otherwise requires;

(b)           references to:

(i)	clauses are to be construed as references to the clauses of this Letter;

(ii)	any document shall be construed as references to that document, as amended, varied, novated or supplemented;

(iii)	any statute or statutory provision shall include any statute or statutory provision which amends, extends, consolidates or replaces the same;

(iv)
any document or person being acceptable or approved or satisfactory shall be construed as meaning acceptable to or approved by or satisfactory to the Bank in its sole discretion unless the context otherwise requires;

(v)
a person shall be construed so as to include that person's assignees, transferees or successors in title and shall be construed as including references to an individual, firm, partnership, joint venture, company, corporation, body corporate, unincorporated body of persons or any state or any agency of a state; and

(vi)	time are to London time.

14.3	The headings in this Letter are for convenience only and shall be ignored in construing this Letter.

15	Communications

15.1	Any notice or demand to be served on the Companies by the Bank hereunder may be served in accordance with clause 9 of the Master Agreements.

15.2
Unless otherwise stated, any notice or demand to be served on the Bank by the Companies hereunder must be served on the Bank either at its address stated at the beginning of this Letter (or such other address as the Bank may notify the Companies of from time to time) or by facsimile to such number as the Bank may notify the Companies of from time to time.

15.3         Any notice or demand:

(a)
sent by post shall be deemed to have been served on the relevant party on the third Business Day after and exclusive of the day of posting; provided that a copy of all such communications sent by post shall be sent via facsimile or other form of electronic communication; or

(b)	sent by telex or facsimile shall be deemed to have been served on the relevant party when confirmation is received.

In proving such service by post it shall be sufficient to show that the letter containing the notice or demand was properly addressed and posted and such proof of service shall be effective notwithstanding that the letter was in fact not delivered or was returned undelivered.

16.           Governing Law

16.1
This Letter shall be governed by English law and for the benefit of the Bank the Companies irrevocably submit to the jurisdiction of the English courts in respect of any dispute which may arise from or in connection with this Letter or any Credit.

16.2	A person who is not a party to this Letter has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any terms of this Letter.

16.3
Each Company designates the address below as its address for service of all claim forms, application notices, judgments, orders or other notices of English legal process relating to this Letter and any other Facility Document governed by English law.

c/o RenaissanceRe Syndicate 1458
125 Old Broad Street, 18th Floor
London, England
EC2N 1AR

Items served at this address must be marked for the attention of the relevant Company(ies).

16.4
The Companies must have the same address for service and it must be an address in London, United Kingdom.  If the Companies wish to change their address for service, the Companies may do so by giving the Bank at least 10 Business Days' written notice of the new address for service.

17.           Anti-Tying

Citigroup’s Corporate and Investment Bank’s anti-tying policies, as set forth on Schedule 3 hereto, are incorporated herein by reference.

[Signature Page Follows]

Yours faithfully,

/s/ Niall Tuckey
………………………………………………
For Citibank Europe Plc

We hereby confirm our agreement to the above:

For and on behalf of Renaissance Reinsurance Ltd. (as Company)
/s/ Todd R. Fonner ……………………………………. Name: Todd R. Fonner Title: SVP, CIO

For and on behalf of DaVinci Reinsurance Ltd. (as Company)
/s/ Todd R. Fonner ……………………………………. Name: Todd R. Fonner Title: SVP, CIO

For and on behalf of Glencoe Insurance Ltd. (as Company)
/s/ Todd R. Fonner ……………………………………. Name: Todd R. Fonner Title: SVP, CIO

SCHEDULE 1

FORM OF ACCESSION LETTER
 [INSERT DATE]

Citibank Europe plc
1 North Wall Quay
Dublin 1, Ireland

Re:
Accession Letter in respect of the Facility Letter, dated 17 September, 2010, by and among Citibank Europe plc (the “Bank”), Renaissance Reinsurance Ltd., DaVinci Reinsurance Ltd., Glencoe Insurance Ltd. and the other Companies from time to time parties thereto (the “Facility Letter”).

Dear Sirs:

The undersigned, [INSERT NAME OF NEW COMPANY], a [INSERT TYPE OF ENTITY] organized and existing under the laws of [INSERT JURISDICTION OF ORGANIZATION] (the “Additional Company”), hereby accedes to the rights, and assumes the obligations, of a “Company” under the Facility Letter.

The Additional Company agrees to execute and deliver to the Bank each of the following Facility Documents (as such term is defined in the Facility Letter):

(i)  an accession letter to the Facility Fee Letter, and
(ii) each document listed in clause 3 of the Facility Letter,

and any other document required to be delivered in connection with such Facility Documents (such Facility Documents and additional document(s), collectively, the “Transaction Documents”).

As of the date hereof and as to itself, the Additional Company hereby makes the representations and warranties set forth in clause 8 of the Facility Letter.

The Additional Company's administrative details are as follows:

Address:
Fax:
Attention:

This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

Sincerely,

For and on behalf of [INSERT NAME OF ADDITIONAL COMPANY]
________________________________ Name: Title:

SCHEDULE 2

RESERVE ASSET COST FORMULAE

1.
The Reserve Asset Cost is an addition to the interest rate to compensate the Bank for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Bank shall calculate, as a percentage rate, a rate in accordance with the paragraphs set out below.

3.
The Reserve Asset Cost Rate for the Bank lending from a Facility Office in a Participating Member State will be the percentage notified certified by the Bank to be its reasonable determination of the cost (expressed as a percentage of the Bank's participation in all Utilisations made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Reserve Asset Cost Rate for the Bank lending from a Facility Office in the United Kingdom will be calculated as follows:

(a)	in relation to a sterling Utilisation:

per cent. per annum

(b)	in relation to a Utilisation in any currency other than sterling:

per cent. per annum.

Where:
A
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which the Bank is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Reserve Asset Cost and, if applicable, any default rate of interest) payable for the relevant period on the Utilisation.
C	is the percentage (if any) of Eligible Liabilities which the Bank is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.
D	is the percentage rate per annum payable by the Bank of England to the Bank on interest bearing Special Deposits.
E
is designed to compensate the Bank for amounts payable under the Fees Rules and is calculated by the Bank as the rate of charge payable by the Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by the Bank as being the average of the Fee Tariffs applicable to the Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of the Bank.

5.	For the purposes of this Schedule:

(a)	"Eligible Liabilities" and "Special Deposits" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
"Fees Rules" means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)
"Fee Tariffs" means the fee tariffs specified in the Fees Rules under Column 1 of the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	"Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.
The Bank may from time to time, after consultation with the Companies, determine and notify to the Companies any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 3

ANTI-TYING POLICIES

Citigroup’s Global Corporate and Investment Bank (“GCIB”) maintains a policy of strict compliance to the anti-tying provisions of the Bank Holding Company Act of 1956, as amended, and the regulations issued by the Federal Reserve Board implementing the anti-tying rules (collectively, the “Anti-tying Rules”).  Moreover, our credit policies provide that credit must be underwritten in a safe and sound manner and be consistent with Section 23B of the Federal Reserve Act and the requirements of federal law.  Consistent with these requirements and the GCIB’s Anti-Tying Policy:

•
You will not be required to accept any particular product or service offered by Citigroup or  any Citigroup affiliate as a condition to the extension of commercial loans or other products or services to you by Citigroup or any of its subsidiaries, unless such a condition is permitted under an exception to the Anti-tying Rules.

•
GCIB will not vary the price or other terms of any Citigroup product or service based on the condition that you purchase any particular product or service from Citigroup or any Citigroup affiliate, unless we are authorized to do so under an exception to the Anti-tying Rules.

•
GCIB will not require you to provide property or services to Citigroup or any affiliate of Citigroup as a condition to the extension of a commercial loan to you by Citigroup or any Citigroup subsidiary, unless such a requirement is reasonably required to protect the safety and soundness of the loan.

•
GCIB will not require you to refrain from doing business with a competitor of Citigroup or any of its affiliates as a condition to receiving a commercial loan from Citigroup or any of its subsidiaries, unless the requirement is reasonably designed to ensure the soundness of the loan.